Exhibit (8)-2

                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                919 THIRD AVENUE
                              NEW YORK, 10022-3897
                                     -----
                                 (212) 735-3000
                              FAX: (212) 735-2000




                                                               December 12, 1995

Surgical Care Affiliates, Inc.
102 Woodmont Boulevard, Suite 610
Nashville, Tennessee 37205

Ladies and Gentlemen:

   You have requested our opinion regarding the discussions of the material U.S. federal income tax consequences under the captions "SUMMARY -- Certain Federal Income Tax Consequences" and "THE MERGER -- Certain Federal Income Tax Consequences" in the Prospectus-Joint Proxy Statement (the "Prospectus-Joint Proxy Statement") which will be included in the Registration Statement on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Prospectus-Joint Proxy Statement relates to the proposed merger of SCA Acquisition Corporation, a wholly owned subsidiary of HEALTHSOUTH Corporation, with and into Surgical Care Affiliates, Inc. This opinion is delivered in accordance with the requirement of Item 601(b)(8) of Regulation S-K under the Securities Act.

   In rendering our opinion, we have reviewed the Prospectus-Joint Proxy Statement and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.

   Based upon the foregoing, it is our opinion that the statements made under the captions "SUMMARY -- Certain Federal Income Tax Consequences" and "THE MERGER -- Certain Federal Income Tax Consequences" in the Prospectus-Joint Proxy Statement, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects. There can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

   This opinion is being furnished in connection with the Prospectus-Joint Proxy Statement. You may rely upon and refer to the foregoing opinion in the Prospectus-Joint Proxy Statement. Any variation or difference in the facts from those set forth or assumed either herein or in the Prospectus-Joint Proxy Statement may affect the conclusions stated herein.

   In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the captions "SUMMARY -- Certain Federal Income Tax Consequences" and "THE MERGER -- Certain Federal Income Tax Consequences" in the Prospectus-Joint Proxy Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

SKADDEN, ARPS, SLATE, MEAGHER & FLOM

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